Exhibit 3.1(d)

AMENDMENT TO AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TULLY’S COFFEE CORPORATION

Pursuant to the provisions of RCW 23B.10.060 of the Washington Business Corporation Act, the undersigned adopts the following Amendments to the Amended and Restated Articles of Incorporation of Tully’s Coffee Corporation as filed on October 26, 1999, and as amended on August 8, 2000.

FIRST: The name of the Corporation is TULLY’S COFFEE CORPORATION.

SECOND: The following Amendments to the Amended and Restated Articles of Incorporation were adopted by the Board of Directors of the Corporation on October 6, 2004. The Amendments were duly approved and adopted by the Shareholders of the Corporation on December 9, 2004, in accordance with the provisions of RCW 23B.10.030 and 23B.10.040 as follows:

Article 2 is hereby amended to read as follows:

ARTICLE II. SHARES

2.1 Authorized Capital.

The total number of shares which the Corporation is authorized to issue is 163,500,000, consisting of 120,000,000 shares of Common Stock without par value and 43,500,000 shares of Preferred Stock without par value. The Common Stock is subject to the rights and preferences of the Preferred Stock as hereinafter set forth.

Article 2 is hereby further amended to read as follows:

2.8 Series A Preferred Stock.

The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, which shall consist of 31,000,000 shares, are as set forth below:

The remainder of this Section 2.8 shall remain unchanged and in full force and effect.

THIRD: The foregoing Amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

FOURTH: Except as modified herein, the Amended and Restated Articles of Incorporation of Tully’s Coffee Corporation as filed on October 26, 1999, and as amended on August 8, 2000, shall remain unchanged and in full force and effect.

I certify that I am an officer of TULLY’S COFFEE CORPORATION, and am authorized to execute the foregoing Amendment to the Amended and Restated Articles of Incorporation on behalf of the Corporation.

DATED: December 14, 2004.

TULLY’S COFFEE CORPORATION

/s/ Kristopher S. Galvin
By:	Kristopher S. Galvin
Its:	Executive Vice President, Chief Financial
Officer and Secretary